Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS SECOND QUARTER RESULTS

St. Peters, MO, July 23, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the second quarter ended June 30, 2009.

Summary of second quarter results:

•	Net sales of $282.9 million
•	Gross profit of $34.9 million (12.3% of net sales)
•	Earnings of $0.03 per share
•	Cash and investment balances of $1.3 billion

The company reported second quarter 2009 net sales of $282.9 million, which represents an increase of 32.2% from first quarter 2009 net sales of $214.0 million, and a decrease of 46.8% from second quarter 2008 net sales of $531.4 million. The sequential increase in sales was primarily the result of significantly higher wafer volumes for semiconductor applications, partially offset by price reductions in wafers for semiconductor and solar applications.

Gross profit in the quarter was $34.9 million, or 12.3% of net sales, compared to $19.7 million, or 9.2% of net sales, in the 2009 first quarter and $282.8 million, or 53.2% of net sales, in the 2008 second quarter. The sequential increase in gross profit was primarily the result of higher product volumes. While the higher product volumes helped increase our factory utilization rates, our factories were still running at less than optimal manufacturing rates, resulting in higher per unit costs. The lower pricing for semiconductor and solar products also adversely impacted margins.

The company reported an operating loss of $14.3 million during the quarter, compared to an operating loss of $26.4 million in the 2009 first quarter and operating income of $242.5 million in the 2008 second quarter. Second quarter 2009 operating expenses, which include a charge of $5.6 million relating to the previously announced layoffs in the company’s Korean manufacturing facility, as well as $3.0 million of cost associated with the startup of our Ipoh, Malaysia facility, were $49.2 million, or 17.4% of sales, compared to $46.1 million, or 21.5% of sales, in the 2009 first quarter, which included charges of $6.7 million relating to restructuring activities in three of the company’s manufacturing facilities.

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MEMC ELECTRONIC MATERIALS

MEMC’s net income for the second quarter was $6.5 million, or $0.03 per share, including a $10.1 million benefit relating to the increase in the value of the Suntech warrants, offset by partial deferral of profits related to a new solar joint venture. During the second quarter, MEMC entered into a binding letter of intent with a leading solar company to form a joint venture to develop, construct and sell photovoltaic projects. The projects will utilize MEMC wafers. During the second quarter, MEMC sold wafers to the solar company and has deferred its pro-rata share of the profit for the wafer sales until the project is sold to a third party.

During the second quarter, the company reported operating cash flow of $16.4 million, net of the payout of approximately $12.3 million in severance from the layoffs announced during the first and second quarters, and also included the offset of $44.1 million of customer deposits associated with long-term solar wafer agreements pursuant to their terms. This compares to $14.6 million of operating cash consumed in the first quarter. Capital expenditures for the second quarter totaled $45.5 million, or 16.1% of sales. Free cash consumed (operating cash flow minus capital expenditures) was $29.1 million. MEMC ended the second quarter with cash and investments of approximately $1.3 billion, and does not maintain any significant debt.

“While we saw a significant increase in sales compared with the first quarter, our overall results continue to reflect the generally weak macroeconomic conditions,” said Ahmad Chatila, MEMC’s President and Chief Executive Officer. “Semiconductor wafer volumes rose from severely depressed first quarter levels, primarily due to stronger demand from Asia and inventory replenishment, but continued to be significantly below historical levels. In solar, limited credit availability in the broader solar market continued to restrain demand while supply excesses remain visible across the solar value chain. On the positive side, MEMC continued to broaden its solar wafer customer base during the quarter, adding several new customers.”

Third Quarter 2009 Outlook

“Based on current customer indications, we believe that demand should continue to improve in the semiconductor industry during the third quarter. Increasing demand should provide for some incremental improvement in our factory utilization rates and positively influence margins. In the solar industry, things are not as clear. While we have been expanding our customer base and increasing sales, the industry as a whole continues to be characterized by limited demand growth and excess material throughout the value chain. This condition has resulted in a continued weak pricing environment. Considering these factors, we are targeting third quarter revenue to be approximately $300-$350 million. In addition, we are targeting gross margin to be up slightly.”

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MEMC ELECTRONIC MATERIALS

Business Priorities

Mr. Chatila continued, “MEMC has been a leader in silicon technology for 50 years. We are a company with excellent employees, technology and financial position. Current market conditions present significant opportunities for MEMC to further advance our industry leadership position. These opportunities require that we stay focused on our essential goals and maintain a long-term perspective. Our business priorities and key objectives include the following:

-	Enable customer success, with quality products and timely delivery
-	Manage our capacity and resources effectively
-	Drive technology innovation
-	Retain, develop and recruit the best talent in the industry
-	Reduce product cost
-	Expand our customer base
-	Participate in downstream solar opportunities through potential investments or acquisitions.”

“As I complete my first five months as CEO, it is clear to me that we are well positioned in all major aspects of our business,” concluded Mr. Chatila.  “We intend to build on our leadership position by leveraging our product technology and increasing our served market. Our goal is to enable customer success while expanding our customer base. We may also act on opportunities in the solar industry to unlock demand and leverage MEMC’s brand, financial strength and market presence to obtain more value downstream.   We have the right tools, talented employees and strong leadership, along with the positioning and opportunity. Our focus now is on executing these opportunities with all of the efficiency you would expect from MEMC.”

Other Events

Earlier today the company announced that it had amended its long term solar wafer supply agreement with Suntech Power Holdings Co. Ltd. Similar to the amendment with Suntech executed in February 2009, the most recent amendment provides that aggregate revenues to MEMC over the ten year life of the agreement will remain unchanged, but an additional price reduction and volume increase for the second half of 2009 have been effectuated. The parties have also agreed in the amendment to provide a deferral mechanism for a potential 2009 purchase shortfall by Suntech (from the increased volume commitment), by allowing Suntech to make up the purchase shortfall in equal increments over the next five years. Such deferred volume amounts will be added to Suntech’s minimum purchase requirements for future contract years.

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MEMC ELECTRONIC MATERIALS

The company is also negotiating an amendment to its long term solar wafer agreement with Gintech Energy Corporation, but has not yet reached a resolution on such amendment. The parties are discussing price reductions for future periods in exchange for greater volume commitments, with similar deferral mechanisms for Gintech as were agreed to with Suntech. There can be no assurance that such an amendment will be reached at all, or if one is reached, that such amendment will have similar terms to the Suntech amendment discussed above or that such terms will be favorable to the company.

Conference Call to Discuss Earnings Results and Business Review

MEMC will host a conference call today, July 23, 2009, at 5:30 p.m. ET to discuss the company’s second quarter results, 180 day business review and other related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on July 23, 2009, until 11:59 p.m. ET on July 30, 2009. To access the replay, please dial(320) 365-3844 at any time during that period, using passcode 107493. A replay will also be available until 11:59 p.m. ET on July 30, 2009 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including that third quarter revenue is targeted to be approximately $300-$350 million, with gross margin up slightly; and our belief that demand should continue to improve in the semiconductor industry during the third quarter. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors and silicon wafers, as well as polysilicon; changes in the pricing environment for both silicon wafers and polysilicon; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; completion and funding of our new solar joint venture; utilization of our manufacturing capacity and any charges we might incur to reduce manufacturing capacity or headcount; general economic conditions, including the ability of our customers to pay their debts as they become due; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management’s financial estimates; delays in capacity expansion; customer acceptance of our new products; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

Unaudited

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Net sales	$282.9	$214.0	$531.4	$496.9	$1,032.8
Cost of goods sold	248.0	194.3	248.6	442.3	490.7
Gross profit	34.9	19.7	282.8	54.6	542.1

Operating expenses:
Marketing and administration	33.7	29.8	27.1	63.5	57.7
Research and development	9.9	9.6	10.0	19.5	20.3
Restructuring costs	5.6	6.7	3.2	12.3	3.2
Operating (loss) income	(14.3)	(26.4)	242.5	(40.7)	460.9

Nonoperating (income) expense:
Interest expense	0.2	0.3	0.3	0.5	0.6
Interest income	(5.8)	(11.7)	(11.3)	(17.5)	(24.1)
(Increase) decrease in fair value of warrant	(10.1)	0.1	12.3	(10.0)	221.7
Other, net	(0.6)	2.6	2.5	2.0	4.0
Total nonoperating (income) expense	(16.3)	(8.7)	3.8	(25.0)	202.2
Income (loss) before income tax (benefit) expense and equity in earnings of joint venture	2.0	(17.7)	238.7	(15.7)	258.7
Income tax (benefit) expense	(6.0)	(18.9)	61.2	(24.9)	121.9
Income before equity in earnings of joint venture	8.0	1.2	177.5	9.2	136.8
Equity in earnings of joint venture, net of tax	(3.3)	–	–	(3.3)	–
Net income	4.7	1.2	177.5	5.9	136.8
Net (income) loss attributable to noncontrolling interests	1.8	0.8	(1.4)	2.6	(2.5)
Net income attributable to MEMC stockholders	$6.5	$2.0	$176.1	$8.5	$134.3

Basic income per share	$0.03	$0.01	$0.77	$0.04	$0.59
Diluted income per share	$0.03	$0.01	$0.76	$0.04	$0.58

Weighted-average shares used in computing basic income per share	223.5	223.6	228.3	223.5	228.4
Weighted-average shares used in computing diluted income per share	224.0	224.0	230.7	224.1	231.1

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions)
Unaudited

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$889.9	$988.3
Short-term investments	134.9	148.4
Accounts receivable, net	172.5	197.3
Inventories	108.6	81.3
Prepaid and other current assets	93.6	38.9
Total current assets	1,399.5	1,454.2
Investments	232.5	284.7
Property, plant and equipment, net	1,046.3	1,041.2
Deferred tax assets, net	70.4	69.7
Other assets	91.9	86.9
Total assets	$2,840.6	$2,936.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5.2	$6.1
Accounts payable	141.1	162.4
Accrued liabilities	54.8	67.5
Accrued wages and salaries	30.5	31.7
Customer deposits	105.9	187.0
Income taxes payable	23.0	17.9
Total current liabilities	360.5	472.6
Long-term debt, less current portion	22.1	26.1
Pension and post-employment liabilities	44.3	46.3
Deferred revenue	91.5	88.8
Other liabilities	185.2	186.1
Total liabilities	703.6	819.9

Commitments and contingencies

Stockholders' equity:
Preferred stock	–	–
Common stock	2.3	2.3
Additional paid-in capital	443.2	425.6
Retained earnings	2,155.9	2,147.1
Accumulated other comprehensive loss	(39.9)	(55.6)
Treasury stock	(453.3)	(437.4)
Total MEMC stockholders' equity	2,108.2	2,082.0
Noncontrolling interests	28.8	34.8
Total stockholders' equity	2,137.0	2,116.8
Total liabilities and stockholders' equity	$2,840.6	$2,936.7

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
Unaudited

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Cash flows from operating activities:
Net income	$4.7	$1.2	$177.5	$5.9	$136.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28.9	28.4	25.5	57.3	48.3
Stock-based compensation	9.0	9.2	9.6	18.2	22.2
(Increase) decrease in fair value of warrant	(10.1)	0.1	12.3	(10.0)	221.7
Working capital and other	(16.1)	(53.5)	(19.9)	(69.6)	(26.8)
Net cash provided by (used in) operating activities	16.4	(14.6)	205.0	1.8	402.2

Cash flows from investing activities:
Proceeds from sales and maturities of investments	76.6	37.7	111.3	114.3	312.9
Purchases of investments	(10.9)	–	(62.6)	(10.9)	(240.2)
Capital expenditures	(45.5)	(53.2)	(87.3)	(98.7)	(169.2)
Other	–	0.1	–	0.1	–
Net cash provided by (used in) investing activities	20.2	(15.4)	(38.6)	4.8	(96.5)

Cash flows from financing activities:
Net (repayments of) proceeds from customer deposits related to long-term supply agreements	(44.1)	(36.0)	31.0	(80.1)	48.5
Principal payments on long-term debt	(3.2)	–	(2.9)	(3.2)	(2.9)
Excess tax benefits from stock-based payment arrangements	0.2	–	12.1	0.2	18.6
Dividend to noncontrolling interest	–	–	(3.2)	–	(3.2)
Common stock repurchased	–	(15.8)	(76.3)	(15.8)	(154.9)
Proceeds from issuance of common stock	0.4	0.1	9.3	0.5	18.6
Net cash used in financing activities	(46.7)	(51.7)	(30.0)	(98.4)	(75.3)

Effect of exchange rate changes on cash and cash equivalents	1.6	(8.2)	(5.2)	(6.6)	21.2

Net (decrease) increase in cash and cash equivalents	(8.5)	(89.9)	131.2	(98.4)	251.6
Cash and cash equivalents at beginning of period	898.4	988.3	979.7	988.3	859.3
Cash and cash equivalents at end of period	$889.9	$898.4	$1,110.9	$889.9	$1,110.9